As filed with the Securities and Exchange Commission on April 15, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVISION SOLAR INTERNATIONAL, INC.

(Name of Registrant in its Charter)

Nevada	3674	26-1342810
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5660 Eastgate Dr., San Diego, California 92121

Telephone: (858) 799-4583

(Address and telephone number of principal executive offices)

Desmond Wheatley

Chief Executive Officer

5660 Eastgate Dr.

San Diego, California 92121

Telephone: (858) 799-4583

(Name, address and telephone number of agent for service)

Copies to:

Mark J. Richardson, Esq. Richardson & Associates 1453 Third Street Promenade, Suite 315 Santa Monica, California 90401 (310) 393-9992	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Jonathan H. Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share (2)	$2,300,000	$278.76
Common Stock included as part of the Units	Included with Units above	___
Warrants to purchase shares of Common Stock included as part of the Units (3)	Included with Units above	___
Representatives’ Warrant to purchase Common Stock (3)	___	___
Shares of Common Stock issuable upon exercise of the Warrants (4)(5)	$2,415,000	$292.76
Shares of Common Stock issuable upon exercise of Representatives’ Warrants (5)(6)	$126,500	$15.34
TOTAL	$4,841,500	$586.86

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The Registrant previously registered an aggregate offering price of $11,500,000 on a Registration Statement on Form S-1 (File No. 333-226040) filed by the Company on July 2, 2018, as amended, and declared effective by the Securities and Exchange Commission on April 15, 2019. In accordance with Rule 462(b) under the Securities Act, an additional offering amount of $2,300,000 is hereby registered, representing no more than 20% of the maximum aggregate offering price under the Registration Statement on Form S-1 (File No. 333-226040). In no event will the maximum aggregate offering price of all securities issued pursuant to this Registration Statement and the Registration Statement on Form S-1 (File No. 333-226040) exceed that registered under such registration statements.

(2)	Includes Units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $2,415,000, or 105% of $2,300,000. There will be issued one warrant to purchase one share of common stock for every unit offered. The Warrants are exercisable at a per share price of 105% of the unit public offering price.

(5)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotment, if any.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $126,500, or 110% of $115,000 (5% of $2,300,000). Assumes the full exercise of the underwriter’s over-allotment option.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

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EXPLANATORY NOTE

Envision Solar International, Inc., a Nevada corporation (the “Company”), is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-226040) filed by the Company on July 2, 2018, as amended, and declared effective by the SEC on April 15, 2019 (the “Prior Registration Statement”). The Company is filing this Registration Statement for the sole purpose of increasing by no more than 20% the amount of securities registered under the Prior Registration Statement.

The contents of the Prior Registration Statement, including the prospectus contained therein, and any and all prospectus supplements and all exhibits thereto, are incorporated by reference into this Registration Statement in their entirety and are deemed to be part of this Registration Statement.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

All exhibits previously filed or incorporated by reference in the registrant’s Registration Statement on Form S-1, as amended (File No. 333-226040), are incorporated by reference into, and shall be deemed to be a part of this filing, except for the following, which are filed herewith:

Exhibit No.	Description

5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin, Law Corporation

23.1	Consent of Salberg & Company, P.A.

23.2	Consent of Weintraub Tobin Chediak Coleman Grodin, Law Corporation (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 15, 2019.

ENVISION SOLAR INTERNATIONAL, INC.

By: /s/Desmond Wheatley
Desmond Wheatley, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ Desmond Wheatley	Dated: April 15, 2019
Desmond Wheatley, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By: /s/ Chris Caulson	Dated: April 15, 2019
Chris Caulson, Chief Financial Officer (Principal Financial and Accounting Officer)

By: /s/ Robert C. Schweitzer	Dated: April 15, 2019
Robert C. Schweitzer, Director

By: /s/ Peter Davidson	Dated: April 15, 2019
Peter Davidson, Director

By: /s/ Anthony Posawatz	Dated: April 15, 2019
Anthony Posawatz, Director

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